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PRESS RELEASE DRAFT 6

BAYCORP HOLDINGS ANNOUNCES CHANGE OF AUDITORS AND RESTATEMENT OF 2000 AND 2001 FINANCIALS

No Disagreement With Auditors. Restatements Will Have No Effect On BayCorp's Present Assets, Cash Balances, Liabilities or Planned Tender Offer.

(ELIOT, Maine)---(BUSINESS WIRE)--January 16, 2003: BayCorp Holdings, Ltd. ("BayCorp") (Amex: MWH - News) announced today that Deloitte & Touche LLP resigned as the company's auditors effective January 9, 2003. BayCorp has retained the firm of Vitale, Caturano & Company, a Boston, Massachusetts based firm, as its new independent auditors. Vitale, Caturano will be conducting BayCorp's 2002 audit.

The resignation of Deloitte & Touche was not the result of any disagreement between Deloitte & Touche and BayCorp on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

As a result of a routine review of the company's financial reports by the Securities and Exchange Commission (SEC), BayCorp has agreed to make certain adjustments to its financial statements including restatement of prior years information. Among other changes, the restatements will result in an increase in paid in capital of $6.7 million and a non-cash charge of $6.7 million, increasing the company's 2000 net loss but leaving book value unchanged. These restatements are the result of accounting for HoustonStreet, the company's internet affiliate. There will be no change in present assets, cash balances, liabilities or net equity resulting from the financial statement restatements and adjustments. In addition, Vitale, Caturano is conducting a re-audit of BayCorp's 2000 and 2001 financial statements, and expects to complete the re-audit of BayCorp's financial statements in time for the company to commence its previously announced issuer Tender Offer in January 2003. Deloitte was unable to complete their re-audit within a time frame that would have allowed the company to commence the planned Tender Offer before March 2003.

"Our client auditor relationship with Deloitte & Touche has ended amicably. We are pleased to begin working with Vitale, Caturano & Company and hope to commence our Tender Offer according to our original time line," said Frank W. Getman, Jr., President and Chief Executive Officer of BayCorp Holdings, Ltd.

A comprehensive description of the adjustments and the change in auditors is contained in the Company's Form 8-K filed today.

BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. Prior to the November 1, 2002 sale to FPL Energy of substantially all of the assets of its electric generating subsidiaries, BayCorp's wholly owned subsidiaries, Great Bay Power Corporation and Little Bay Power Corporation, were electric generating companies whose principal assets consisted of joint ownership in the Seabrook Nuclear Power Plant in Seabrook, New Hampshire. HoustonStreet, Inc., an equity investment of BayCorp, operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange.

FORWARD LOOKING STATEMENTS

The statements contained in this press release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include the timing of the audit of the adjusted financial statements that will be included in the Amendments and the Company's intention to conduct the Tender Offer. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially if, for example, the audit of the adjusted financial statements that will be included in the Amendments is not completed within the anticipated timeframe or other events occur that affect the commencement of the Tender Offer. Please review reports filed by BayCorp with the Securities and Exchange Commission for other information and factors that could affect the Company's business.

Contact:

BayCorp Holdings, Ltd.
Frank W. Getman, Jr.
207-451-9573